Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY RESTRICTED JURISDICTION (INCLUDING CANADA AND JAPAN) OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

FOR IMMEDIATE RELEASE

1 April 2010

Recommended Final* Offer

by

Valmont Group Pty Ltd,

a wholly-owned subsidiary of

Valmont Industries, Inc.,

for
Delta plc

Announcement of Second Interim Dividend and Final* Offer Price

Summary

•                  Valmont has agreed to Delta’s payment of a second interim dividend of 4.8 pence per ordinary share for the year ended 31 December 2009 in lieu of any final dividend. This amount is in addition to the Offer Price of 185 pence per Share.

•                  Valmont and the Offeror have confirmed that the Offer Price of 185 pence per ordinary share is now final and will not be increased, except that the Offeror reserves the right to increase the Offer Price if there is an announcement on or after the date of this announcement of an offer or a possible offer for Delta ordinary shares by a third party offeror or potential offeror or in any other competitive situation.

•                  The Offeror has received an irrevocable undertaking to accept the Offer from Delta’s largest shareholder, Aberforth Partners LLP, in respect of 16,973,785 Delta ordinary shares, representing approximately 11 per cent. of the issued ordinary share capital of Delta.

*   The Offer Price is final and will not be increased, except that the Offeror reserves the right to increase the Offer Price if there is an announcement on or after the date of this announcement of an offer or a possible offer for Delta ordinary shares by a third party offeror or potential offeror or in any other competitive situation.

Commenting on the Offer and the arrangements for the payment of the second interim dividend, Steve Marshall, Chairman of Delta, said:

“The Board of Delta is pleased that agreement has been reached for the payment of a second interim dividend.  The Board of Delta has worked for several years to realise the maximum value possible for shareholders, and whilst those efforts have been frustrated by uncertainties surrounding the Delta Pension Plan and the Group’s South African assets, the Valmont offer overcomes those uncertainties.  The Board firmly believes that the final offer by Valmont presents a most attractive opportunity for shareholders to realise fair value for their shares in the near term and we strongly recommend that shareholders support this offer.”

2

1.                                     Introduction

On 4 March 2010, the Boards of Valmont Industries, Inc. (“Valmont”) and Delta plc (“Delta”) announced they had reached agreement on the terms of a recommended cash offer to be made by Valmont Group Pty Ltd (the “Offeror”), a wholly-owned subsidiary of Valmont, for the entire issued and to be issued ordinary share capital of Delta at an Offer Price of 185 pence per ordinary share. The full terms of, and conditions to, the Offer were set out in the offer document issued by the Offeror on 10 March 2010 (the “Offer Document”).  The Offer was made on the basis that no further dividends in respect of the ordinary share capital of Delta would be paid by Delta in respect of the year ended 31 December 2009.

2.                                     Second Interim Dividend and Final Offer Price

The Boards of Delta and Valmont are pleased to announce that they have agreed the payment by Delta of a second interim dividend for the year ended 31 December 2009 of 4.8 pence per Share (the “Second Interim Dividend”) in lieu of any final dividend and that the Offeror will not exercise its rights under the terms of the Offer to reduce the Offer Price of 185 pence per Share on account of the declaration and the payment of the Second Interim Dividend. The Shares then in issue will become ex-dividend on 7 April 2010 (the “Ex-dividend Date”), and the Second Interim Dividend will be paid to Shareholders on the register at the close of business on 9 April 2010 (the “Record Date”).  Payment of the Second Interim Dividend is expected to be made on 26 April 2010.

Further to the decision to allow Shareholders on the Delta shareholder register on the Record Date to receive and retain the Second Interim Dividend, the Offeror has decided that the Offer Price of 185 pence in cash for each Share is final and will not be increased, except that the Offeror reserves the right to increase the Offer Price if there is an announcement on or after the date of this announcement of an offer or a possible offer for Shares by a third party offeror or potential offeror or in any other competitive situation.

Taking account of the terms of the Offer and the Second Interim Dividend, Shareholders who are on the register at the Record Date and who accept the Offer will, if the Offer becomes or is declared unconditional in all respects, receive in aggregate 189.8 pence per Share, comprising:

•               185 pence per Share in cash under the terms of the Offer payable in the event that the Offer becomes or is declared unconditional in all respects; and

•               the Second Interim Dividend of 4.8 pence per Share.

3.                                     Irrevocable Undertaking

The Offeror also announces that it has received an irrevocable undertaking to accept the Offer from Delta’s largest Shareholder, Aberforth Partners LLP, in respect of 16,973,785 Shares, representing approximately 11 per cent. of the issued ordinary share capital of Delta.

Further details of this irrevocable undertaking, including details of the circumstances in which it will cease to be binding, are set out in the Appendix to this announcement.

4.                                     Recommendation

The Offer marks a successful conclusion to several years’ effort by the Board of Delta to achieve such an outcome for Shareholders, involving exploratory discussions with other parties about a range of options, all of which came to nothing. The announcement of the Offer on 4 March 2010 followed an extended period of negotiation and due diligence reflecting the complexities and uncertainties surrounding the Delta Pension Plan and Delta’s South African assets. The Delta Board considered carefully before and during these negotiations Delta’s other strategic options, including the standalone alternatives under the current strategy and an alternative strategy of pursuing a broader range of investment options. The complexities and risks of such strategies were considered as well as the strategic limitations surrounding the Delta Pension Plan.

The Delta Directors firmly believe that the Offer represents a most attractive opportunity for Shareholders to realise the value of their investment within a short timeframe at a premium to Delta’s share price before the announcement of the Offer.

Following the announcement of the Offer on 4 March 2010, Delta received a preliminary approach from a third party regarding a potential competing offer, as announced on 24 March 2010.  However, the third party subsequently decided against continuing discussions with Delta, as announced on 31 March 2010.  Delta has not received any other approach from a third party about the possibility of making an offer since the announcement by the Boards of Valmont and Delta on 4 March 2010.

Further details of the background to and reasons for the recommendation by the Board of Delta of the Offer are set out in the Offer Document.

The Delta Directors, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable.  In providing advice to the Delta Directors, Rothschild has taken into account the commercial assessments of the Delta Directors.

The Delta Directors are therefore unanimously recommending that Shareholders accept the Offer, as they have already done in respect of their own beneficial interests in Shares.

5.                                     Extension of Offer

The Offeror also announces that the Offer is being extended and will remain open for acceptance until 1.00 p.m. (London time) on Monday 19 April 2010.  The Delta Board encourages those Shareholders who have not yet accepted the Offer to do so as soon as possible.

As a result of this extension, Wednesday 7 April 2010 is no longer a closing date for the Offer and, therefore, no announcement of the level of acceptances as of that date will be made.

6.                                     Terms and conditions of Offer and arrangements for the Second Interim Dividend

The Offer remains subject to the terms and conditions as originally set out in the Offer Document (and, in the case of Shares held in certificated form, the Form of Acceptance), save as described in paragraph 5 above and save that Shares acquired by the Offeror pursuant to the terms of the Offer will not be acquired with any rights to receive or retain the Second Interim Dividend.

The Second Interim Dividend will be paid to Shareholders on the register on the Record Date.  The Offeror has confirmed that the Offer will not be declared wholly unconditional prior to the Record Date; this has been done in order to ensure that Shareholders who accept the Offer prior to that date will still be entitled to receive and retain the Second Interim Dividend.

To implement the payment of the Second Interim Dividend on the basis described above, the Offeror has waived:

•                  any right to invoke Condition (F)(iii) to the Offer, as set out in paragraph 1 of Part A of Appendix I to the Offer Document, on account of the declaration and payment of the Second Interim Dividend; and

•                  any right under the terms of the Offer to reduce the Offer Price of 185 pence per Share on account of the declaration and payment of the Second Interim Dividend.

Acceptance Condition

The Offer is conditional upon, amongst other things, the Offeror receiving, by 1.00 p.m. (London time) on Monday 19 April 2010 (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or in accordance with the Code, decide), valid acceptances of the Offer in respect of not less than 90 per cent. of the Shares to which the Offer relates (or such lower percentage as the Offeror may decide provided that such Condition will not be satisfied unless the Offeror and/or any other members of the Valmont Group have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta).  The Offeror reserves the right to reduce the percentage of Shares required to satisfy this acceptance condition at any time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived.

The terms of the credit agreement entered into for the purpose of the Offer with Credit Suisse Securities (USA) LLC and Banc of America Securities LLC do not limit the ability of the Offeror to lower the percentage of acceptances and Shares required to be obtained under this acceptance condition, and any such decision would accordingly be at the sole discretion of the Offeror.

Anti-Trust Conditions - update

The Offer was conditional upon, amongst other things, all filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate, in each case in respect of the proposed acquisition of any Shares or control of Delta by the Offeror or any member of the Valmont Group.  The Offeror confirms that the appropriate filing has been made and that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (as amended) has expired without a request for additional information by the U.S. Department of Justice or the Federal Trade Commission and that Condition (B)(i) to the Offer has therefore been satisfied.

The Offer is also conditional upon, amongst other things, the Australian Competition and Consumer Commission advising the Offeror in writing, in terms satisfactory to the Offeror, that it does not propose to intervene in or seek to prevent the proposed acquisition pursuant to s.50 of the Trade Practices Act 1974 (Cth).  Appropriate filings have been made in respect of the Offer to the Australian Competition and Consumer Commission.  As set out in the Offer Document, Valmont believes that no material anti-trust or regulatory issues are likely to arise in relation to the Offer.

Valmont has agreed with Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, under the terms of the credit agreement entered into for the purpose of the Offer, that it will not, without their consent waive, amend or vary any Condition (other than the acceptance condition) in any material respect to the extent that such action would be materially adverse to the lenders under the credit agreement except as required to do so under the Code, by the Panel or by law.

7.                                     Level of acceptances

As at the close of business. (London time) on 31 March 2010 (being the date prior to the date of this announcement), the Offeror had received valid acceptances in respect of 2,031,971 Shares, representing approximately 1.32 per cent. of the current issued ordinary share capital of Delta.

These figures include acceptance of the Offer by the Delta Directors in respect of their holdings of Shares pursuant to the terms of the irrevocable undertakings given by them as described in the Offer Document in respect of, in aggregate, 362,627 Shares, representing 0.24 per cent. of the issued ordinary share capital of Delta.

8.                                     Procedure for acceptance of the Offer

Shareholders who have validly accepted the Offer need take no further action; their acceptances are deemed to be acceptances of the Offer as set out above.  These Shareholders will still be entitled to receive and retain the Second Interim Dividend by virtue of being on the Delta shareholder register on the Record Date.

To accept the Offer in respect of Shares held in certificated form (that is, not in CREST), Shareholders should complete, sign and return the Form of Acceptance which accompanied the Offer Document together with their share certificate(s) or other relevant document(s) of title, in accordance with the instructions contained therein and set out in the Offer Document, as soon as possible and in any event so as to be received by Equiniti by no later than 1.00 p.m. (London time) on Monday 19 April 2010. Shareholders who have lost their Form of Acceptance should telephone Equiniti on 0871 384 2050 or, if calling from overseas, +44 121 415 0259, to request a replacement.

To accept the Offer in respect of Shares held in uncertificated form (that is, in CREST), Shareholders should follow the procedure for electronic acceptance through CREST in accordance with the instructions set out in the Offer Document so that the TTE Instruction settles as soon as possible and, in any event, by no later than 1.00 p.m. (London time) on Monday 19 April 2010.

Shareholders who have not accepted the Offer are urged to do so as soon as possible.

9.                                     Financing of the Offer

The cash consideration payable by the Offeror under the terms of the Offer will be funded from Valmont’s existing cash resources and from committed debt financing for the Offer provided by Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.  Credit Suisse is satisfied that sufficient financial resources are available to the Offeror to satisfy in full the cash consideration payable under the terms of the Offer.

10.                              Compulsory acquisition, delisting, cancellation of trading and re-registration

If the Offeror receives acceptances of the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Shares to which the Offer relates and assuming all other Conditions of the Offer have been satisfied or waived (if they are capable of being waived), the Offeror intends to exercise its rights pursuant to the provisions of sections 979 to 991 (inclusive) of the Companies Act to acquire compulsorily the remaining Shares to which the Offer relates on the same terms as the Offer.

If the Offer becomes or is declared unconditional in all respects and the Offeror receives acceptances of the Offer which result in the Offeror and/or any other members of the Valmont Group holding Shares carrying in aggregate more than 75 per cent. of the total number of Shares, Valmont intends to procure that Delta applies to the UK Listing Authority for the cancellation of listing of Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Shares on its main market for listed securities. It is anticipated that the cancellation of listing on the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 Business Days after the date on which the Offeror has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire Shares carrying 75 per cent. of the voting rights attaching to the issued ordinary share capital of Delta. Such cancellation and delisting will significantly reduce the liquidity and marketability of any Shares not assented to the Offer.

Following such cancellation and delisting, Valmont intends to procure that Delta re-registers from a public limited company to a private limited company.

Capitalised terms used but not defined in this announcement shall have the meaning given to them in the Offer Document.

Enquiries

Valmont
Terry J. McClain, Senior Vice President and Chief Financial Officer	+1 402 963 1020

Credit Suisse (financial adviser to Valmont and the Offeror)
William Mansfield	+44 (0)20 7888 8888
Angus Dickson

Delta
Todd Atkinson, Chief Executive	+44 (0)20 7842 6050
Jon Kempster, Finance Director

Rothschild (financial adviser to Delta)
Stuart Vincent	+44 (0)20 7280 5000
Anselm Frost

Arbuthnot Securities (broker to Delta)
James Steel	+44 (0)20 7012 2000
Andrew Fairclough

Brunswick (financial PR adviser to Delta)
Simon Sporborg	+44 (0)20 7404 5959
David Litterick

Together, the Offer Document and this announcement (and, in the case of Shares held in certificated form, the Form of Acceptance) contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  Please carefully read this announcement, the Offer Document and, in the case of Shares in certificated form, the Form of Acceptance in their entirety before making a decision with respect to the Offer.

Credit Suisse, which is authorised and regulated by the Financial Services Authority, is acting for Valmont and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Valmont and the Offeror for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

The Offer is being made solely by the Offeror and neither Credit Suisse nor any of its respective affiliates are making the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Delta as financial adviser in relation to the Offer and is not acting for or advising any other person and accordingly will not be responsible to any person other than Delta for providing the protections afforded to the customers of Rothschild or for providing advice in relation to the contents of this announcement or any offer or arrangements referred to herein or in the Offer Documentation.  Neither Rothschild nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a customer of Rothschild in connection with this announcement, any statement contained herein or otherwise.

Notice to US holders of Shares

The Offer is for the securities of a corporation organised under the laws of England and is subject to the procedure and disclosure requirements of the United Kingdom, which are different from those of the United States. The Offer is being made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act and otherwise in accordance with the requirements of the Code.  Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

It may be difficult for US holders of Shares and other securities to enforce their rights and any claim arising out of the US federal securities laws, since the Offeror and Delta are located outside of the United States, and some or all of their officers and directors may be resident outside of the United States. US holders of Delta securities may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the Code and normal UK market practice and Rule 14e-5 under the Exchange Act, the Offeror or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, Shares, other than pursuant to the Offer, during the period in which the Offer remains open for acceptance.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London

Stock Exchange, and Rule 14e-5 under the Exchange Act to the extent applicable.  In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the Exchange Act, Credit Suisse and its affiliates will continue to act as exempt principal traders in Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, including Rule 14e-5 under the Exchange Act.  Any information about such purchases will be disclosed on a next day basis to the Panel on Takeovers and Mergers and will be available from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.

Notice to Overseas Shareholders

The distribution of this announcement in jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this announcement comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction (as defined herein) and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction.  Accordingly, unless otherwise determined by the Offeror, copies of this announcement and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer.  Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Offer Documentation and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction.  Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this announcement or the offer documentation.  Any representation to the contrary is a criminal offence.

This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Forward-Looking Statements

This announcement, including information included in this announcement, contains “forward-looking statements” concerning Valmont and the Valmont Group and Delta and the Delta Group that are subject to risks and uncertainties.  Information in this announcement relating to Delta has been compiled from published sources.  Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Many of these risks and uncertainties relate to factors that are beyond the companies’ ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behaviour of other market participants.  Neither Valmont nor the Offeror nor Delta can give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. Neither Valmont nor the Offeror nor Delta undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the Valmont Group, the Delta Group or the Enlarged Group following completion of the Offer unless otherwise stated.

Acceptance Condition

The Offer is conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by 1:00 p.m. (London time) on Monday 19 April 2010 (or such later date as the Offeror may, with the consent of the Panel or in accordance with the Code, decide) in respect of not less than 90 per cent. in nominal value of the Shares to which the Offer relates, or the voting rights attaching to those shares, or such lower percentage as the Offeror may decide, provided that such condition will not be satisfied unless the Offeror and/or any other members of the Valmont Group shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Delta (the “Acceptance Condition”). The Offeror reserves the right to reduce the percentage of Shares required to satisfy the Acceptance Condition at any time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived.

The Offer, whether further revised or not, shall not (except with the consent of the Panel) be capable of becoming or being declared unconditional as to acceptances after midnight on Sunday 9 May 2010 (or any earlier time and/or date beyond which the Offeror has announced that the Offer will not be extended unless the Offeror has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date, unless it has previously become or been declared unconditional, provided that, in any case, the Offeror reserves the right, with the permission of the Panel, to extend the time for the Offer to become or be declared unconditional to any later time or date.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Delta, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Delta, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Delta by Valmont or Delta, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section (Dealing Disclosure Requirements) are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Publication on websites

A copy of this announcement and the Offer Document are and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Valmont’s website at www.valmont.com and on the Delta website at www.deltaplc.com during the course of the Offer.

Appendix

1.            Irrevocable Undertaking

Under the terms of the irrevocable undertaking received by the Offeror from Aberforth Partners LLP (“Aberforth”) described in paragraph 3 of this announcement, Aberforth has undertaken to accept the Offer in respect of 16,973,785 Shares, representing the entire interest in the Company’s ordinary share capital over which it has discretionary control.  This undertaking will cease to be binding in the event that a competing offer is announced in accordance with Rule 2.5 of the Code for the entire issued and to be issued ordinary share capital of Delta which represents, in the reasonable opinion of Aberforth, a value of not less than 199.29 pence per Share and Aberforth notifies the Offeror of such opinion or, on the basis of such opinion, announces that it no longer intends to accept the Offer under Rule 8.4(b) of the Code.

Aberforth has agreed not to sell, transfer, charge, encumber, grant any option over or otherwise dispose of any shares subject to the irrevocable undertaking, except where (a) shares have been lent to a third party and cannot, after reasonable endeavours, be recalled, or (b) an investor under a collective investment scheme managed by Aberforth redeems its investment by means of a redemption in specie and the shares that are subject to the irrevocable undertaking are part of such redemption in specie.  Aberforth’s obligation to accept the Offer is also disapplied in such circumstances.  In addition, as Aberforth is subject to regulations applicable to authorised unit trusts and any termination or amendment of the authority under which it can manage the shares on behalf of the relevant beneficial owners, certain of its obligations under the irrevocable undertaking are subject to its obligations under such regulations or upon such termination or amendment.

2.            Inducement fee agreement and other arrangements

Valmont and Delta have entered into an amended and restated inducement fee agreement:

(A)          to ensure that the arrangements for the payment of an inducement fee in certain circumstances as described in the Offer Document continue to apply in respect of the Offer;

(B)          whereby Valmont has agreed that Delta may declare and pay the Second Interim Dividend notwithstanding (and without prejudice to) their previous agreement as described in the Offer Document that Delta would not declare, pay or make any dividend (including, without limitation, in respect of the year ended 31 December 2009) or other distribution, whether payable in cash or otherwise, in relation to the ordinary share capital of Delta before the Offer closes or, if earlier, the time at which the Offer lapses or is withdrawn; and

(C)          whereby Valmont has undertaken that the Offer will not be declared wholly unconditional prior to the Record Date.

3.            Disclosure of interests and dealings in Delta

(A)          As at the close of business on 31 March 2010 (the latest practicable Business Day prior to the date of this announcement), and save for the irrevocable undertakings referred to in this announcement, neither the Offeror, nor any of the directors of the Offeror, nor, so far as the Offeror is aware, any person acting in concert (within the meaning of the Code) with the Offeror has any interest in, owns or has owned or controls or has controlled any Shares or any securities convertible or exchangeable into Shares (including pursuant to any short or long exposure, whether conditional or absolute, to changes in the prices of securities) or any rights to subscribe for or purchase the same, or holds or has held any options (including traded options) in respect of, or has or has had any option to acquire, any Shares or has entered into any derivatives referenced to Shares (“Relevant Shares”) which remain outstanding, nor does any such person have or has any such person had any arrangement in relation to Relevant Shares.  An “arrangement” for these purposes also includes any indemnity or option arrangement, or any agreement or understanding, formal or informal, of whatever nature, relating to Relevant Shares which may be an inducement to deal or refrain from dealing in such securities, or any borrowing or lending of Relevant Shares that have not been on-lent or sold.

(B)          As at the close of business on 31 March 2010 (the latest practicable Business Day prior to the date of this announcement), since the publication of the Offer Document, there have been no dealings for value in relevant Delta securities by the Offeror, the Offeror Directors or their related persons or persons acting in concert with the Offeror.  Before the Ex-dividend Date, Shares can under the Code be acquired by the Offeror at a price of up to 189.8 pence per Share without necessitating any revision of the Offer.

(C)          On 10 March 2010, Delta announced that vested options (structured as market value options) and vested awards (structured as nil cost options) were exercised by certain Delta Directors under the terms of and pursuant to the rules of certain Delta share-based compensation schemes as set out below in this paragraph 3(C).  Following exercise and in lieu of the issue or transfer of Shares to satisfy the options and awards, cash payments were made and calculated using a value of 185p per Share.

Delta Deferred Bonus Plan 2007

Director	No. of Shares	Cash settlement

Todd Atkinson	117,086	£216,610

1999 Executive Share Option Scheme

Director	No. of Shares	Option Price	Cash settlement

Todd Atkinson	80,000	150p	£28,000

Delta Performance Share Plan

Director	No. of Shares	Cash settlement

Jon Kemspter	140,280	£259,518

(D)          As a result of the exercise referred to above in paragraph 3(C), as at the close of business on 31 March 2010 (the latest practicable Business Day prior to the date of this announcement), the Delta Directors held the following options in respect of Shares under the Delta Share Schemes:

Name	Scheme	No. of Shares under option

Todd Atkinson	Deferred Bonus Plan	416,172

	Performance Share Plan	390,308

Jon Kempster	Deferred Bonus Plan	246,454

	Performance Share Plan	251,537

(E)           Each of the Directors has accepted the Offer with respect to his Shares (detailed below) in accordance with the terms of his irrevocable undertaking:

Name	No. of Shares in respect of which Offer accepted

Steve Marshall	15,000

Todd Atkinson	260,484

Jon Kempster	17,500

Mark Lejman	50,569

Andrew Walker	9,074

Paul Gismondi	10,000

(F)           Save as disclosed in paragraphs 3(C), 3(D) and 3(E) above and as at the close of business on 31 March 2010 (the latest practicable Business Day prior to the date of this announcement), there have been no changes to the information contained at paragraph 3 of Appendix IV of the Offer Document relating to the interests of, and dealings by, Delta, the Delta Directors or their related parties, any associates of Delta or any person who is a party to a Note 6 arrangement with Delta or any person who is an associate of Delta, in Delta relevant securities.

4.            Material change

Save as disclosed in this announcement, there have been no material changes to the information contained in the Offer Document.

5.            Market quotation

The middle market quotation for Shares, as derived from the Daily Official List of the London Stock Exchange, on 31 March 2010 (being the latest practicable date prior to the posting of this document) was 190.25 pence per Share.

6.            Basis of calculations and sources of information

(A)          References to a percentage of Shares are based on 153,763,755 Shares being in issue as sourced from Delta’s shareholder register as at 31 March 2010 (being the latest practicable date prior to the publication of this announcement).

(B)          Unless otherwise stated, all prices quoted for Shares have been derived from the Daily Official List of the London Stock Exchange and represent closing middle market prices on the relevant date.